EXHIBIT 23
                              RENTERS CHOICE, INC.
                         13800 Montfort Drive, Suite 300
                               Dallas, Texas 75240

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1997

To the Holders of Common Stock of
RENTERS CHOICE, INC.

         The 1997 Annual Meeting of Stockholders of Renters Choice, Inc. (the "Company") will be held at the offices of the Company, 13800 Montfort Drive, Suite 300, Dallas, Texas 75240, on May 19, 1997, at 9:30 a.m., Dallas, Texas, time, for the following purposes:

         1. To elect two persons to serve as Class III directors in accordance with the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company; and

         2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof (the "Annual Meeting").

         A copy of the Proxy Statement in which the foregoing matters are described in more detail accompanies this Notice of Annual Meeting of Stockholders.

         Stockholders are urged to read carefully the attached Proxy Statement for additional information concerning the matters to be considered at the Annual Meeting. The Board of Directors has fixed the close of business on March 24, 1997 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. A complete list of the stockholders will be available for examination at the Company's offices located at 13800 Montfort Drive, Suite 300, Dallas, Texas 75240, during normal business hours for ten days before the meeting.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURNED YOUR PROXY CARD.
                                          By Order of the Board of Directors,


                                          David M. Glasgow
                                          SECRETARY
April ___, 1997
Dallas, Texas

                              RENTERS CHOICE, INC.

                         13800 Montfort Drive, Suite 300
                               Dallas, Texas 75240

                              --------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 19, 1997

                              --------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Renters Choice, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting, and any postponements or adjournments thereof (the "Annual Meeting").

         The Board of Directors does not intend to bring any matters before the Annual Meeting other than those set forth in the accompanying Notice of Annual Meeting and does not know of any additional matters to be brought before the Annual Meeting by others. The Amended and Restated Bylaws of the Company require advance notice of stockholder proposals for action to be taken at the Annual Meeting and stockholder nominations of persons for election to the Board of Directors. No such notices have been received.

         This Proxy Statement and the accompanying proxy are first being mailed to stockholders on or about [April __, 1997.] All duly executed proxies received by the Company or its transfer agent prior to the Annual Meeting will be voted in accordance with the instructions specified therein. As to a matter for which no instruction has been specified in a properly executed proxy, the shares represented thereby will be voted by the person named therein (1) FOR the election of Joseph V. Mariner, Jr. and J. V. Lentell as Class III directors of the Company, and (2) in the discretion of the persons named in the proxy, to transact any other business that may properly come before the Annual Meeting. A stockholder who attends the Annual Meeting may, if he or she wishes, vote by ballot at the Annual Meeting, thereby cancelling any proxy previously given. In addition, a stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company or by delivering a properly executed proxy bearing a later date.

         The Board of Directors has fixed the close of business on March 24, 1997 as the record date for the determination of the stockholders of the Company entitled to notice of, and to vote at, the Annual Meeting. At that date, there were outstanding 24,792,685 shares of Common

Stock, the holders of which will be entitled to one vote per share of Common Stock on each matter submitted at the Annual Meeting. The Company has no other class of stock outstanding. The holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote who are present in person or represented by proxy have the power to adjourn the Annual Meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. If and when a quorum is present or represented at the Annual Meeting or any adjournment thereof, the stockholders present or represented at the meeting may continue to transact business until adjournment notwithstanding the withdrawal from the meeting of stockholders counted in determining the existence of a quorum.

         Votes cast by proxy or in person will be counted by two persons appointed by the Company to act as inspectors at the Annual Meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for the purpose of determining the presence of a quorum and of determining the outcome of any matter submitted to the stockholders for a vote. Abstentions will have the same legal effect as a vote against the matter on all matters other than the election of directors.

         Broker non-votes occur where a broker holding stock in street name votes the shares on some matters but not others. The missing votes are deemed to be "broker non-votes." The election inspectors will treat broker non-votes as shares that are present and entitled to vote for the purpose of determining the presence of a quorum. However, for the purpose of determining the outcome of any matter as to which the broker or nominee has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters).

         The Company will bear the entire cost of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by officers and regular employees of the Company. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses incurred in forwarding proxy materials to beneficial owners of stock.

                              ELECTION OF DIRECTORS

         Pursuant to the Amended and Restated Certificate of Incorporation of the Company (as amended), the Board of Directors currently is divided into three separate classes (Class I, Class II and Class III). J. Ernest Talley currently serves as the Class I director until the 1998 Annual Meeting of Stockholders of the Company and until his successor has been duly elected and qualified. Mark E. Speese and Rex W. Thompson currently serve as Class II directors until the 1999 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified. Joseph V. Mariner, Jr. and J. V. Lentell currently serve as Class III directors until the 1997 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified.

         At this year's Annual Meeting, two persons will be elected to the Board of Directors, to serve as Class III directors until the 2000 Annual Meeting of Stockholders of the Company and until their successors have been duly elected and qualified. At each subsequent Annual Meeting of Stockholders of the Company, one class of directors will be elected on a rotating basis for a three-year term. Pursuant to the Company's Amended and Restated Bylaws, directors shall be elected by a plurality of votes cast in the election.

         Unless contrary instructions are set forth in the accompanying proxy, it is intended that the persons named in the proxy will vote all shares represented thereby FOR the election to the Board of Directors of Joseph V. Mariner, Jr. and J. V. Lentell who have been properly nominated to serve as Class III directors. The Company has no reason to believe that Mr. Mariner or Mr. Lentell will be unable or unwilling to serve if elected to the Board of Directors. However, should either Mr. Mariner or Mr. Lentell become unable or unwilling to serve prior to the Annual Meeting, the persons acting under the proxy will vote for the election, in his stead, of such other persons as the Board of Directors may recommend.

NOMINEES FOR ELECTION AS DIRECTOR



                                                                                                      YEAR TERM WOULD
                                                                                                   EXPIRE AFTER ELECTION
NAME                            AGE          BUSINESS EXPERIENCE                                   IF ELECTED, AND CLASS
J.V. Lentell                    58           Mr. Lentell has served as a director of the                    2000
                                             Company since February 1995.  Mr. Lentell                  (Class III)
                                             was employed by Kansas State Bank & Trust
                                             Co., Wichita, Kansas, from 1966 through July
                                             1993, serving as Chairman of the Board from
                                             1981 through July 1993.  Since July 1993, he
                                             has served as a director and Vice Chairman of
                                             the Board of Directors of Intrust Bank, N.A.,
                                             successor by merger to Kansas State Bank &
                                             Trust Co.

Joseph V. Mariner, Jr.          76           Mr. Mariner has served as a director of the                    2000
                                             Company since February 1995.  Until his                    (Class III)
                                             retirement in 1978, Mr. Mariner served as
                                             Chairman of the Board of Directors and Chief
                                             Executive Officer of Hydrometals, Inc., a large
                                             conglomerate with subsidiaries engaged in the
                                             manufacture of retail plumbing supplies,
                                             non-powered hand tools and electronic
                                             components.  Mr. Mariner currently serves as
                                             a director of Temtex Industries, Inc., a
                                             manufacturer of energy-efficient fireplaces and
                                             gas logs, Peerless Mfg. Co, a manufacturer of
                                             heavy oil and gas filtration equipment, Dyson
                                             Kissner Moran Corp., a New York based
                                             private investment company engaged in
                                             acquiring and operating a multitude of
                                             manufacturing companies with additional
                                             holdings in real estate and broadcasting,
                                             Industrial Flexible Materials, Inc., a company
                                             engaged in the business of collecting and
                                             shredding whole tires into chips which are
                                             further processed into finely granulated rubber
                                             for commercial industrial applications, and El
                                             Chico Restaurants, Inc.

                                       -4-

PERSONS CONTINUING AS DIRECTORS

                                                                                                         Year Term
NAME                            AGE          BUSINESS EXPERIENCE                                     EXPIRES AND CLASS
J. Ernest Talley                62           Mr. Talley has served as Chairman of the                       1998
                                             Board of Directors of the Company since May                 (Class I)
                                             1989 and Chief Executive Officer since
                                             November 1994.  Mr. Talley operated a
                                             rent-to-own business from 1963 to 1974 in
                                             Wichita, Kansas, which he sold to Remco (now
                                             owned by Rent-a-Center, a unit of Thorn EMI
                                             PLC) in 1974.  From 1974 to 1988, he was
                                             involved in the commercial real estate business
                                             in Dallas, Texas.  Mr. Talley co-founded
                                             Talley Lease to Own, Inc. with his son,
                                             Michael C. Talley, in 1987 and served as a
                                             director and Chief Executive Officer of that
                                             company from 1988 until its merger with the
                                             Company on January 1, 1995.

Mark E. Speese                  39           Mr. Speese has served as President and a                       1999
                                             director of the Company since 1990, and as                  (Class II)
                                             Chief Operating Officer since November 1994.
                                             From 1990 to November 1994, Mr. Speese
                                             served as Chief Executive Officer.  From the
                                             Company's inception in 1986 until 1990, Mr.
                                             Speese served as a Vice President responsible
                                             for the Company's New Jersey operations.
                                             Prior to joining the Company, Mr. Speese was
                                             a regional manager for Rent-a-Center, a unit of
                                             Thorn EMI PLC, from 1979 to 1986.

Rex W. Thompson                 47           Mr. Thompson has served as a director of the                   1999
                                             Company since February 1995.  Since 1988,                   (Class II)
                                             Mr. Thompson has served as a Professor of
                                             Finance at the Edwin L. Cox School of
                                             Business, Southern Methodist University,
                                             Dallas, Texas, where he also serves as
                                             Chairman of the Finance Department and as
                                             Associate Dean for Academic Affairs.
                                             Mr. Thompson previously served as an
                                             assistant professor at Carnegie-Mellon
                                             University, and as an associate professor at the
                                             University of British Columbia and the
                                             Wharton School of Business.

                                       -5-

COMMITTEES OF THE BOARD OF DIRECTORS

         The Company currently has an Audit Committee and a Compensation Committee of the Board of Directors. The Audit Committee is composed of Messrs. Lentell, Mariner and Thompson, all of the members of the Board of Directors who are not employees of the Company (the "Outside Directors"), and is responsible for reviewing the functions of the Company's management and independent auditors pertaining to the Company's financial statements and performing such other duties and functions as are deemed appropriate by the Audit Committee or the Board. Mr. Mariner is Chairman of the Audit Committee. The Compensation Committee is also composed of the Outside Directors and is responsible for recommending to the Board the base salaries and incentive bonuses for the executive officers of the Company and for administering the Company's Long-Term Incentive Plan. Mr. Thompson is Chairman of the Compensation Committee. The Audit Committee met two times and the Compensation Committee met three times during 1996. The Board of Directors does not have a standing nominating committee or other committee performing similar functions.

MEETINGS OF THE BOARD OF DIRECTORS

         The Board of Directors of the Company met six times during 1996, including regularly scheduled and special meetings. Each director attended all meetings of the Board of Directors and all meetings held by committees of the Board on which he served.

COMPENSATION OF DIRECTORS

         The Outside Directors receive $2,500 for each meeting of the Board of Directors that they attend and $500 for attending a meeting of a committee of the Board. In addition, all directors are reimbursed for travel and lodging expenses of attending Board, stockholder and committee meetings. Automatic annual awards of fully-vested stock options are made to each Outside Director on the first business day of each year, which options provide for the purchase of 3,000 shares of Common Stock at a purchase price equal to the market value of the Common Stock on such date. Each of such options is immediately exercisable. The options granted to the Outside Directors on January 1, 1997, have an exercise price of $14.50 per share. The Company has entered into agreements with all directors pursuant to which the Company has agreed to indemnify them against certain claims arising out of their service as directors. Directors are also entitled to the protection of certain indemnification provisions in the Company's Amended and Restated Certificate of Incorporation and in the Company's Bylaws.

EXECUTIVE OFFICERS

         The executive officers of the Company serve at the discretion of the Board of Directors and are chosen annually by the Board at its first meeting following the annual meeting of stockholders. The following table sets forth the names and ages of the executive officers of the Company and all positions held by them and a description of their business experience during at least the past five years.

NAME                            AGE          POSITIONS                                    BUSINESS EXPERIENCE
J. Ernest Talley                62           Chairman of the Board of        Mr. Talley has served as Chairman of the
                                             Directors and Chief             Board of Directors of the Company since
                                             Executive Officer               May 1989 and Chief Executive Officer
                                                                             since November 1994.  Mr. Talley operated
                                                                             a rent-to-own business from 1963 to 1974
                                                                             in Wichita, Kansas.  From 1974 to 1988, he
                                                                             was involved in the commercial real estate
                                                                             business in Dallas, Texas. Mr. Talley
                                                                             co-founded Talley Lease to Own, Inc. with
                                                                             his son, Michael C. Talley, in 1987 and
                                                                             served as a director and Chief Executive
                                                                             Officer of that company from 1988 until its
                                                                             merger with the Company on January 1,
                                                                             1995.

Mark E. Speese                  39           President, Chief Operating      Mr. Speese has served as President and a
                                             Officer and Director            director of the Company since 1990, and as
                                                                             Chief Operating Officer since November 1994.
                                                                             From 1990 to November 1994, Mr. Speese served
                                                                             as Chief Executive Officer. From the Company's
                                                                             inception in 1986 until 1990, Mr. Speese served
                                                                             as the Vice President responsible for the
                                                                             Company's New Jersy operations. Prior to joining
                                                                             the Company, Mr. Speese was a regional manager for
                                                                             Rent-a-Center, a unit of Thorn EMI PLC, from 1979
                                                                             to 1986.

Mitchell E. Fadel               39           President-ColorTyme, Inc.       Mr. Fadel has served as President and Chief
                                                                             Executive Officer of ColorTyme, Inc. since
                                                                             November 1992.  From January 1992 to
                                                                             December 1994, he also served as President
                                                                             of ColorTyme Stores, Inc., a former affiliate
                                                                             of ColorTyme, Inc.  ColorTyme, Inc. is a
                                                                             national franchisor of 251 rent-to-own stores
                                                                             and is a wholly-owned subsidiary of the
                                                                             Company.

                                       -7-

L. Dowell Arnette               49           Executive Vice President        Mr. Arnette has served as an Executive
                                                                             Vice President of the Company since
                                                                             September 1996.  From May 1995 to
                                                                             September 1996, Mr. Arnette served as
                                                                             Senior Vice President of the Company.
                                                                             From November 1994 to May 1995, he
                                                                             served as Regional Vice President of the
                                                                             Company.  From 1993 to November 1994,
                                                                             he served as a regional manager of the
                                                                             Company responsible for the southeastern
                                                                             region.  From 1975 until 1993, Mr. Arnette
                                                                             was an Executive Vice President of DEF
                                                                             Investments, Inc. ("DEF"), an operator of
                                                                             rent-to-own stores.  The Company acquired
                                                                             substantially all of the assets of DEF and its
                                                                             subsidiaries in April 1993.  Mr. Arnette is
                                                                             the brother of Joseph T. Arnette, Vice
                                                                             President - Training & Personnel of the
                                                                             Company.

Dana F. Goble                   31           Senior Vice President           Mr. Goble was appointed Senior Vice
                                                                             President of the Company in December
                                                                             1996 and served as a Regional Vice
                                                                             President of the Company from May 1995
                                                                             until December 1996.  From April 1993 to
                                                                             May 1995, Mr. Goble served as the
                                                                             Company's regional manager for the Detroit,
                                                                             Michigan area.  From 1986 through April
                                                                             1993, Mr. Goble held several positions with
                                                                             DEF, including regional manager for the
                                                                             states of Indiana, Michigan and Ohio.

Randall S. Simpson              30           Vice President - Finance        Mr. Simpson has served as Vice President -
                                             and Chief Financial             Finance and Chief Financial Officer of the
                                             Officer                         Company since November 1996. From October
                                                                             1995 to November 1996, Mr. Simpson, who is
                                                                             a certified public accountant, served as
                                                                             controller of the Company. From May 1994
                                                                             until October 1995, Mr. Simpson worked as
                                                                             an Audit Supervisor for Grant Thornton LLP.
                                                                             From March 1993 to May 1994, Mr. Simpson
                                                                             was the sole proprietor of an accounting
                                                                             practice and from June 1989 to March 1993,
                                                                             Mr. Simpson was a Supervising Senior Auditor
                                                                             for KPMG Peat Marwick.

                                       -8-

Douglas R. Balduini             36           Regional Vice President         Mr. Balduini has served as a Regional Vice
                                                                             President of the Company since
                                                                             December 1995.  From November 1993 to
                                                                             December 1995, Mr. Balduini served as the
                                                                             Company's regional manager for northern
                                                                             New Jersey.  From the Company's inception
                                                                             in 1986 until November 1993, Mr. Balduini
                                                                             served the Company as a store manager in
                                                                             various locations throughout northern New
                                                                             Jersey.

Christopher R. Dement           35           Regional Vice President         Mr. Dement has served as a Regional Vice
                                                                             President of the Company since November
                                                                             1994.  Mr. Dement joined the Company as
                                                                             a regional manager in 1992.  From 1985
                                                                             through 1992, Mr. Dement held various
                                                                             store and regional management positions
                                                                             with DEF.

Anthony M. Doll                 28           Regional Vice President         Mr. Doll has served as a Regional Vice
                                                                             President of the Company since September
                                                                             1996.  From May 1995 to September 1996,
                                                                             Mr. Doll served as the Company's regional
                                                                             manager for the Detroit, Michigan area.
                                                                             From April 1993 to May 1995, Mr. Doll
                                                                             served as the manager of the Company's
                                                                             stores in Michigan.  Prior to that time, Mr.
                                                                             Doll attended Michigan State University,
                                                                             where he received a Bachelor's Degree in
                                                                             Social Science in June 1992.

Michael T. Draughn              43           Regional Vice President         Mr. Draughn has served as a Regional Vice
                                                                             President of the Company since January
                                                                             1997.  From September 1995 to January
                                                                             1997, Mr. Draughn served as a Regional
                                                                             Manager of the Company.  Mr. Draughn
                                                                             served as a Store Manager for Magic
                                                                             Rent-to-Own ("MRTO") from August 1992
                                                                             to October 1993 and a Zone Manager for
                                                                             MRTO from October 1993 until the
                                                                             Company acquired MRTO in September
                                                                             1995.

C. Edward Ford, III             30           Regional Vice President         Mr. Ford has served as a Regional Vice
                                                                             President of the Company since January
                                                                             1997.  From November 1994 until January
                                                                             1997, Mr. Ford served as a Regional
                                                                             Manager for the Company.  From July 1993
                                                                             until November 1994, Mr. Ford served as a
                                                                             Store Manager for the Company.  Prior to
                                                                             joining the Company in May 1993, Mr.
                                                                             Ford was employed as an insurance agent.
                                                                             Mr. Ford attended the University of
                                                                             Tennessee at Knoxville.

J. Kenneth Gossett              31           Regional Vice President         Mr. Gossett has served as a Regional Vice
                                                                             President of the Company since January
                                                                             1997.  Mr. Gossett served as a Regional
                                                                             Manager for the Company from September
                                                                             1994 until January 1997.  Mr. Gossett
                                                                             served as a Regional Manager for Magic
                                                                             Rent-to-Own ("MRTO") from February
                                                                             1991 until the Company acquired MRTO
                                                                             in September 1995.

David A. Kraemer                35           Regional Vice President         Mr. Kraemer has served as a Regional Vice
                                                                             President of the Company since
                                                                             December 1995.  Mr. Kraemer served as a
                                                                             Divisional Vice President for MRTO
                                                                             Holdings, Inc. (d/b/a Magic Rent-to-Own)
                                                                             ("MRTO Holdings") from November 1990
                                                                             until the Company acquired MRTO
                                                                             Holdings in September 1995.

Thomas J. Lopez                 37           Regional Vice President         Mr. Lopez has served as a Regional Vice
                                                                             President of the Company since
                                                                             December 1995.  Mr. Lopez served as a
                                                                             Divisional Vice President for MRTO
                                                                             Holdings from April 1991 until the
                                                                             Company acquired MRTO Holdings in
                                                                             September 1995.  Prior to joining MRTO
                                                                             Holdings, Mr. Lopez served as an area vice
                                                                             president for U-Can-Rent, a rent-to-own
                                                                             company based in Athens, Georgia.

William C. Nutt                 40           Regional Vice President         Mr. Nutt has served as a Regional Vice
                                                                             President of the Company since
                                                                             December 1995.  From December 1992
                                                                             through December 1995, Mr. Nutt served as
                                                                             the Company's regional manager for the
                                                                             northeast Ohio area.  Prior to joining the
                                                                             Company, Mr. Nutt was a partner in
                                                                             McKenzie Leasing of Northern Ohio.

Leslie C. Preston               40           Regional Vice President         Mr. Preston has served as a Regional Vice
                                                                             President of the Company since January
                                                                             1997.  From 1993 until January 1997, Mr.
                                                                             Preston served as a Regional Manager of
                                                                             the Company.  Prior to joining the
                                                                             Company, Mr. Preston served as a Regional
                                                                             Manager of DEF ColorTyme from 1991 to
                                                                             1993.

John H. Spangle                 41           Regional Vice President         Mr. Spangle has served as a Regional Vice
                                                                             President of the Company since
                                                                             December 1995.  Mr. Spangle served as a
                                                                             Divisional Vice President for MRTO
                                                                             Holdings from December 1990 until the
                                                                             Company acquired MRTO Holdings in
                                                                             September 1995.  Prior to joining MRTO
                                                                             Holdings, Mr. Spangle was the controller
                                                                             for Pate Engineers, Inc., a Houston based
                                                                             civil engineering firm.

Juan M. Velez                   47           Regional Vice President         Mr. Velez has served as a Regional Vice
                                                                             President of the Company since March
                                                                             1996.  Mr. Velez served the Company as
                                                                             regional manager for Puerto Rico from 1989
                                                                             until March 1996.

John H. Whitehead               47           Regional Vice President         Mr. Whitehead has served as a Regional
                                                                             Vice President of the Company since May
                                                                             1995.  From July 1993 to May 1995, Mr.
                                                                             Whitehead served as the Company's
                                                                             regional manager for the Atlanta, Georgia
                                                                             area and from July 1992 to July 1993, he
                                                                             served as manager of one of the Company's
                                                                             stores in New Jersey.  From 1988 through
                                                                             December 1991, Mr. Whitehead served as
                                                                             the general manager and district manager of
                                                                             Dairy Stores, Inc., a convenience store
                                                                             chain based in Edison, New Jersey.

Joseph T. Arnette               46           Vice President - Training       Mr. Arnette has served as Vice President -
                                             & Personnel                     Training and Personnel of the Company
                                                                             since September 1996.  Mr. Arnette served
                                                                             as General Manager of Consolidated Rentals
                                                                             Systems, Inc., an operator of rent-to-own
                                                                             stores in Georgia and Alabama, from
                                                                             December 1989 until the Company acquired
                                                                             Consolidated Rentals Systems, Inc. in May
                                                                             1995.  Mr. Arnette is the brother of L.
                                                                             Dowell Arnette, Executive Vice President of
                                                                             the Company.

David M. Glasgow                28           Secretary/Treasurer             Mr. Glasgow has served as
                                                                             Secretary/Treasurer of the Company since
                                                                             June 1995.  From March 1995 to June
                                                                             1995, Mr. Glasgow served as the
                                                                             Company's accounting operations supervisor
                                                                             and from June 1993 to March 1995, he was
                                                                             an accountant for the Company.  From
                                                                             January 1993 through May 1993,
                                                                             Mr. Glasgow was an insurance adjuster for
                                                                             Crawford & Company in Dallas, Texas.
                                                                             Mr. Glasgow received a Bachelor of
                                                                             Business Administration Degree from
                                                                             Stephen F. Austin State University in
                                                                             December 1992.

COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth the compensation for the years ended December 31, 1994, 1995 and 1996 awarded to or earned by (i) each person serving as chief executive officer of the Company at any time during such periods, and
(ii) certain other executive officers of the Company whose salary and bonus exceeded $100,000 for services rendered in all capacities (the "Named Executive Officers").


                                             Annual Compensation(1)                        Long Term Compensation
                                            ------------------------- -------------------------------------------------------------
                                                                      Restricted Stock   Securities Underlying         Other
Name and Principal Position         Year    Salary ($)      Bonus ($)    Awards ($)        Options/SARs (#)      Compensation($)(1)
---------------------------         ----    ----------      ---------    ----------        ----------------      ------------------
J. Ernest Talley (2) .............  1996     240,000           --            --                  --                     --
Chairman of the Board and ........  1995     240,000           --            --                  --                     --
Chief Executive Officer ..........  1994      60,000(2)        --            --                  --                     --

Mark E. Speese ...................  1996     160,000         15,900          --                  --                     --
President and Chief Operating ....  1995     150,000           --            --                  --                     --
Officer ..........................  1994     150,000          9,668          --                  --                     --

Mitch Fadel (3) ..................  1996     140,000(3)      96,000          --                10,000(6)                --
President-ColorTyme, Inc. ........  1995        --             --            --                  --                     --
                                    1994        --             --            --                  --                     --

L. Dowell Arnette ................  1996     150,000         15,900          --                  --                     --
Senior Vice President ............  1995     132,000         22,990          --                15,000(7)                --
                                    1994     139,251         26,280          --                  --                     --

David D. Real (4) ................  1996     137,500        120,000(5)    384,375(5)             --                     --
Senior Vice President-Finance ....  1995      37,500(4)        --            --                  --                     --
and Chief Financial Officer ......  1994        --             --            --                  --                     --

Juan M. Velez ....................  1996      82,000         30,381          --                 2,500(8)                --
Regional Vice President ..........  1995      51,165         36,325          --                 7,500(9)                --
                                    1994      50,497         35,448          --                  --                     --

----------
(1) The Named Executive Officers did not receive any annual compensation not properly categorized as salary or bonus, except for certain perquisites or other benefits the aggregate incremental cost of which to the Company for each officer did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for each such officer.

(2) Mr. Talley received no salary or other compensation from the Company prior to October 1, 1994. The amount presented for 1994 reflects the portion of his $240,000 annual salary received in 1994.

(3) Mr. Fadel is President of ColorTyme, Inc., a wholly-owned subsidiary of the Company, which was acquired by the Company in May 1996. The amount presented for 1996 reflects the portion of his $210,000 annual salary received in 1996.

(4) Mr. Real joined the Company in October 1995. His salary for 1995 and 1996 on an annualized basis was $150,000. Mr. Real resigned his position with the Company in November 1996.

(5) On September 11, 1995, Mr. Real was awarded 62,500 shares of the Company's common stock, par value $0.01 per share, (the "Common Stock") under the Company's Long-Term Incentive Plan, subject to forfeiture on termination of employment in certain circumstances. On September 11, 1996, Mr. Real vested in 20% of the restricted shares awarded to him. In November 1996, Mr. Real resigned his position with the Company. Upon his resignation, an additional 20%, or 12,500 shares, were awarded to Mr. Real as part of a Separation Agreement. The remaining 37,500 shares were forfeited. The Company paid a total of $120,000 in bonuses to defray all or a portion of Mr. Real's federal income tax liability incurred pursuant to such forfeiture.

(6) In July 1996, Mr. Fadel was granted 10,000 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The Plan provides for a vesting period of four years, vesting in 25% increments on each anniversary date of the date of grant. The options expire 10 years from the date of grant.

(7) In May 1995, Mr. Arnette was granted 15,000 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The Plan provides for a vesting period of four years, vesting in 25% increments on each anniversary date of grant. The options expire 10 years from the date of grant.

(8) In January 1996, Mr Velez was granted 2,500 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The Plan provides for a vesting period of four years, vesting in 25% increments on each anniversary date of grant. The options expire 10 years from the date of grant.

(9) In May 1995, Mr. Velez was granted 7,500 options to purchase the Company's Common Stock on a one-for-one basis, pursuant to the Company's Long-Term Incentive Plan. The Plan provides for a vesting period of four years, vesting in 25% increments on each anniversary date of grant. The options expire 10 years from the date of grant.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                  Potential realizable value
                                                                                   at assumed annual rates
                                                                                        of stock price
                                                                                   apprreciation for option
                                  Individual Grants                                        Term (2)
---------------------------------------------------------------------------------   ----------------------
                            Number of      Percent of
                           securities     total options    Exercise
                           underlying      granted to       or base
                             options      employees in       price    Expiration
            Name          Granted(1)(#)    Fiscal Year      ($/Sh)       Date         5% ($)      10% ($)
-----------------------  ---------------  -------------    --------  ------------   ----------  ----------
J. Ernest Talley ......          0            0              N/A          N/A            N/A         N/A

Mark E. Speese ........          0            0              N/A          N/A            N/A         N/A

Mitch Fadel ...........     10,000(3)       1.4%          $24.63(3)    7/2/2006(3)    154,923     392,602

L. Dowell Arnette .....          0            0              N/A          N/A            N/A         N/A

David D. Real .........          0            0              N/A          N/A            N/A         N/A

Juan Velez ............      2,500           .4%          $13.50       1/2/2006        21,229      53,798

_____________________________
(1) Options are exercisable at 25% per year, beginning one year from the date of grant.
(2) These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock of the Company, par value $0.01 per share (the "Common Stock") and overall market conditions.
     There can be no assurance that the amounts reflected in this table will be achieved.
(3) These amounts represent options that were granted to Mr. Fadel in July 1996 and were outstanding as of December 31, 1996 (the "1996 Options"). Effective January 2, 1997, the 1996 Options were cancelled and Mr. Fadel was granted new options to replace the 1996 Options as of January 2, 1997. The new options vest at 25% per year, beginning January 2, 1998.

EMPLOYMENT AGREEMENTS

         Pursuant to the Company's acquisition of ColorTyme, Inc. ("ColorTyme") in May 1996, the Company entered into a severance agreement (the "Severance Agreement") with Mitch Fadel, President and Chief Executive Officer of ColorTyme, whereby the Company agreed to provide certain health benefits and to pay Mr. Fadel approximately $105,000 should his employment be terminated prior to December 31, 1997.

         The Company does not have employment agreements with any other executive officers of other members of management.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         J. E. Talley, Chairman of the Board and Chief Executive Officer of the Company, served as a member of the Company's Compensation Committee during a portion of 1996. Other than Mr. Talley, no person who served as a member of the Company's Compensation Committee during 1996 (i) was an officer or employee of the Company during such year, (ii) was formerly an officer of the Company or
(iii) except for Mr. Lentell, was a party to any material transaction set forth under the heading "Certain Relationships and Related Transactions" set forth below.

         J. V. Lentell, a director of the Company, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of the Company's lenders. Intrust Bank, N.A. is a $18,000,000 participant in the Company's $90,000,000 line of credit. The Company also maintains a separate line of credit with such lender, of which $1,755,000 was advanced as of March 24, 1997. No executive officer of the Company served as a member of the compensation or similar committee or Board of Directors of any other entity of which an executive officer served on the Compensation Committee or Board of Directors of the Company.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         In February 1995, the Board of Directors established a Compensation Committee to review and approve the compensation levels of members of management, evaluate the performance of management, consider management succession and consider any related matters for the Company. The Committee is charged with reviewing with the Board of Directors in detail all aspects of compensation for the executive officers of the Company.

         The philosophy of the Company's compensation program is to employ, retain and reward executives capable of leading the Company in achieving its business objectives. These objectives include creating and then preserving strong financial performance, increasing the assets of the Company, enhancing stockholder value and ensuring the survival of the Company. The accomplishment of these objectives is measured against conditions prevalent in the industry within which the Company operates.

         The available forms of executive compensation include base salary, cash bonus awards and incentive stock options, restricted stock awards and stock appreciation rights. Performance of the Company is a key consideration. The Company's compensation policy recognizes, however, that stock price performance is only one measure of performance and, given industry business conditions and the long-term strategic direction and goals of the Company, it may not necessarily be the best current measure of executive performance. Therefore, the Company's compensation policy also gives consideration to the Company's achievement of specified business objectives when determining executive officer compensation. An additional achievement of the Compensation Committee has been to offer officers equity compensation in addition to salary in keeping with the Company's overall compensation philosophy, which attempts to place equity in the hands of its employees in an effort to further instill stockholder considerations and values in the actions of all the employees and executive officers.

         Compensation paid to executive officers is based upon a Company-wide salary structure consistent for each position relative to its authority and responsibility compared to industry peers. Stock option awards in fiscal year 1996 were used to reward certain officers and to retain them through the potential of capital gains and equity buildup in the Company. The number of stock options granted is determined by the subjective evaluation of the officer's ability to influence the Company's long term growth and profitability. Stock options have been granted only pursuant to the Company's Long-Term Incentive Plan. The Board of Directors believes the award of options represents an effective incentive to create value for the stockholders.

         The Chief Executive Officer's base salary for fiscal year 1996 remained at $240,000. Effective _________, 1997, the Committee increased the Chief Executive Officer's base salary approximately 4.2% to $250,000 to raise the Chief Executive Officer's salary to a level the Committee deemed to be commensurate with the Chief Executive Officer's position at comparable publicly owned companies. In determining the compensation of the Chief Executive Officer, the Committee considered the Chief Executive Officer's performance, his compensation history and other subjective factors. The Committee believes that the Chief Executive Officer's 1996 cash compensation was justified by the Company's financial progress and performance against the goals set by the Committee.

                                                     COMPENSATION COMMITTEE

                                                     Rex W. Thompson
                                                     J. V. Lentell
                                                     Joseph V. Mariner, Jr.

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in cumulative total stockholder return on the Company's Common Stock, with the cumulative total return of the NASDAQ Stock Market - Market Index and the Renters Choice "peer group" of competitors (the "Peer Group") for the period beginning January 25, 1995, and ending December 31, 1996, assuming an investment of $100.00 on January 25, 1995, and the reinvestment of dividends.

         The Peer Group for fiscal year 1995 consisted of Aaron Rents, Inc., Advantage Companies, Inc., Heilig Meyers Company, Rent Way, Inc. and Rhodes, Inc. During fiscal year 1996, Advantage Companies, Inc. and Rhodes, Inc. ceased to be public companies, thus removing them from public trading and as a result, from the Company's Peer Group. Bestway, Inc., a rent-to-own company, was added to the Peer Group for fiscal year 1996, as 1996 was the first full year of public trading of Bestway, Inc. The Peer Group for fiscal year 1996 was selected from firms with similar lines of business. The companies in the Peer Group for fiscal year 1996 are Aaron Rents, Inc., Bestway, Inc., Heilig Meyers Company, and Rent Way, Inc.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                              1/2/95         12/31/95       12/31/96
                              ------         --------       --------
Renters Choice, Inc.           100            358.51         378.07
NASDAQ Market Index            100            128.69         159.91
Peer Group, Inc.               100             77.86          77.62

                     ASSUMES $100 INVESTED ON JAN. 25, 1995
                          ASSUMES DIVIDENDS REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1996


         The stock price performance shown on the graph reflects the change in the Company's stock price relative to the noted indices at December 31, 1996, and not for any interim period and is not necessarily indicative of future price performance.

INDEMNIFICATION ARRANGEMENTS

         The Company's Amended and Restated Bylaws provide for the indemnification of its executive officers and directors, and the advancement of expenses to such persons in connection with proceedings and claims arising out of their status as such, to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Amended and Restated Bylaws also contain provisions intended to facilitate an indemnitee's receipt of such benefits. In addition, the Company maintains a customary directors' and officers' liability insurance policy covering its directors and officers.


                        PROPOSALS FOR STOCKHOLDER ACTION

                            I. ELECTION OF DIRECTORS

         The nominees for election as directors are Joseph V. Mariner, Jr. and
J. V. Lentell. Information concerning the nominees is set forth in the section captioned "Election of Directors."

         THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.


                               II. OTHER BUSINESS

         The Board of Directors does not intend to bring any business before the Annual Meeting other than the matters referred to in the accompanying Notice of Annual Meeting and at this date has not been informed of any matters that may be presented to the Annual Meeting by others. If, however, any other matters properly come before the Annual Meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to the proxy in accordance with their best judgment on such matters.

         Representatives of Grant Thornton LLP, the Company's independent public accountants for the fiscal year ended December 31, 1996, will attend the Annual Meeting and be available to respond to appropriate questions which may be asked by stockholders. Such representatives will also have an opportunity to make a statement at the meeting if they desire to do so.

         The Audit Committee of the Board of Directors of the Company has not appointed an independent public accounting firm for the 1997 fiscal year. The Board of Directors, and the Audit Committee thereof, annually review the performance of the Company's independent public accountants and the fees charged for their services. The Board of Directors anticipates, from time to time, obtaining competitive proposals from other independent public accounting firms for the Company's annual audit. Based upon the Board and Audit Committee's analysis of such information, the Company will determine which independent public accounting firm to engage to perform its annual audit each year.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock as of March 24, 1997 by (i) each person who is the beneficial owner of 5% or more of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer, and (iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the persons named below have the sole power to vote and dispose of the shares of Common Stock beneficially owned by them, subject to community property laws, where applicable.

                                    Amount and Nature
Name of Beneficial Owner         of Beneficial Ownership       Percent of Class
------------------------         -----------------------       ----------------
J. Ernest Talley(1)                       6,142,248(2)              _____%

Mark E. Speese(1)                         2,760,032(3)              _____%

L. Dowell Arnette                           412,414(4)              _____%

Mitch Fadel                                  84,523                 _____%

Juan Velez                                   76,781(5)              _____%

J. V. Lentell                                15,000(6)              *

Rex W. Thompson                              15,000(6)              *

Joseph V. Mariner                             9,602(7)              *

All officers and directors as a
group (24 total)                          9,668,628(8)              _____%

---------------
*        Less than 1%

(1) The address of J. Ernest Talley and Mark E. Speese is 13800 Montfort Drive, Suite 300, Dallas, Texas 75240.

(2) Does not include an aggregate of 326,184 shares owned by two of Mr. Talley's children, as to which Mr. Talley disclaims beneficial ownership.

(3) Does not include an aggregate of 1,800 shares owned by three of Mr. Speese's children, as to which Mr. Speese disclaims beneficial ownership.

(4) Includes 7,500 shares issuable pursuant to options granted under the Company's Long-Term Incentive Plan, 3,750 of which will become exercisable on May 9, 1997, and 3,750 of which are currently exercisable.

(5) Includes 8,125 shares issuable pursuant to options granted under the Company's Long-Term Incentive Plan, 3,750 of which became exercisable on May 9, 1996, 625 which became exercisable on January 2, 1997 and 3,750 which become exercisable on May 9, 1997.

(6) These shares are issuable pursuant to options granted under the Company's Long-Term Incentive Plan, all of which are currently exercisable.

(7) 3,000 of these shares are issuable pursuant to options granted under the Company's Long-Term Incentive Plan, all of which are currently exercisable.

(8)      Does not include shares as to which beneficial ownership is disclaimed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

         J. V. Lentell, a director of the Company, serves as Vice Chairman of the Board of Directors of Intrust Bank, N.A., one of the Company's lenders. The total amount outstanding to such lender was $1,755,000 as of March 24, 1997, 1997.

ACQUISITION OF COLORTYME, INC.

         On May 15, 1996, the Company, ColorTyme, Inc., a Texas corporation ("ColorTyme"), and CT Acquisition Corporation, a Texas corporation and a wholly-owned subsidiary of the Company (the "Merger Sub"), entered into an Agreement and Plan of Reorganization (the "Agreement of Reorganization") pursuant to which ColorTyme was merged with and into the Merger Sub (the "Merger"). The Merger Sub was the surviving corporation of the Merger (the "Surviving Corporation").

         The Merger became effective May 15, 1996 at 5:00 o'clock p.m. Dallas, Texas time. Upon effectiveness of the Merger, the name of the Merger Sub was automatically changed to ColorTyme, Inc.

         The Merger consideration paid by the Company to the holders of the outstanding shares of common stock of ColorTyme consisted of cash in the aggregate amount of $2,839,754.50, plus 287,419 restricted shares of the Company's common stock, par value $.01 per share (the "Company's Common Stock"). The Merger consideration paid by the Company to the sole holder of outstanding shares of the Class A, Non-Voting Preferred Stock of ColorTyme consisted of cash in the amount of $1,825,996.50, plus 55,756 restricted shares of the Company's Common Stock. The closing sales price for the Company's Common Stock on May 15, 1996, as reported on the Nasdaq National Market, was $25.50.

         The Company used existing cash from operations to pay the cash portion of the Merger consideration. Management of the Company determined the total Merger consideration based upon its assessment of the fair market value of ColorTyme operating as a going concern.

         In connection with the Merger, the Company entered into two-year noncompetition agreements with certain of the former common shareholders of ColorTyme. No additional consideration was paid by the Company pursuant to the noncompetition agreements.

         Immediately following the consummation of the Merger, ColorTyme Financial Services, Inc. ("CTFS"), a Texas corporation and a wholly-owned subsidiary of the Surviving Corporation, entered into a Portfolio Acquisition Agreement (the "Portfolio Agreement") with STI Credit Corporation, a Nevada corporation ("STI"), pursuant to which CTFS sold certain promissory notes and other instruments, chattel paper, accounts and contracts (collectively, the "Loans") owned by CTFC to STI for an aggregate purchase price of $21,150,630.57. Approximately $13.5 million of the net proceeds of such sale were used to repay certain indebtedness owed by CTFS to Chrysler First Commercial Corporation. The Portfolio Agreement is attached hereto as Exhibit 2.2. Pursuant to the terms of the Portfolio Agreement, the portfolio purchase price was adjusted on or before May 30, 1996, to reflect advances and payments made on the Loans between April 26 and May 15, 1996. If during the six-month period following May 15, 1996, STI determines, in its reasonable judgment, that the balance of any Loan on May 15, 1996, was less than the balance reflected in the Portfolio Agreement, CTFS must pay to STI, as an adjustment to the portfolio purchase price, the net present value of the difference between the actual balance and the balance reflected in the Portfolio Agreement. [As of ______, 1997, an adjustment of $______ was made for such loans.] If during the six-month period following May 15, 1996, STI determines that any Loan, or CTFS's rights in the collateral securing such Loan, are not properly documented, and such deficiency materially impacts the Loan, CTFS must repurchase the Loan from STI. If any Loan is prepaid, CTFS must refund to STI the premium paid by STI for such Loan. In addition, CTFS must pay to STI a portion of the remaining balance of any Loan which goes into default, after repossession and/or foreclosure proceedings by STI are unsuccessful in liquidating the entire unpaid balance of the Loan. All of CTFS's obligations under the Portfolio Agreement are guaranteed by the Company and the Surviving Corporation.

         The estate of Willie Ray Talley was the largest shareholder of ColorTyme, owning approximately 63% of the outstanding shares of common stock. Willie Ray Talley was the brother of J. Ernest Talley, Chairman of the Board of Directors and Chief Executive Officer of the Company. J. Ernest Talley is the executor of the estate of Willie Ray Talley. Willie Ray Talley had personally guaranteed certain debts owed by ColorTyme and its subsidiaries which were paid off in connection with the Merger. The Merger was approved by a majority of the disinterested directors of the Company in compliance with Delaware law.

         The Surviving Corporation is a franchisor of 251 rent-to-own stores in 37 states, and directly owns six rent-to-own stores. These stores generally offer durable consumer goods such as televisions, video cassette recorders, stereos, refrigerators, appliances, furniture and accessories, to individuals under flexible rental purchase arrangements.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and holders of more than 10% of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Except as set forth below, the Company believes, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, that during 1996 all of the Company's directors, officers and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

         David D. Real and Juan M. Velez each failed to timely file one SEC Form 4 and Randall W. Simpson and Mitchell E. Fadel each failed to timely file one SEC Form 3. Late reports were filed in each instance.


FUTURE STOCKHOLDER PROPOSALS

         Proposals that stockholders of the Company intend to present for inclusion in the Company's proxy statement and form of proxy with respect to the Company's 1998 Annual Meeting of Stockholders must be received by the Company at the address indicated on the first page of this Proxy Statement no later than December 1, 1997. In addition, the Company's Amended and Restated Bylaws generally require stockholders to give notice to the Company not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of the Company in order to present proposals (whether or not such proposals are to be included in the Company's proxy materials) or to nominate directors.

ANNUAL REPORT

         The Company's Annual Report for the year ended December 31, 1996 (which includes a copy of the Company's Annual Report on Form 10-K) has been mailed to all stockholders of record as of March 24, 1997. Such Annual Report is not a part of the proxy solicitation material. The Company will provide without charge a copy of the Annual Report on Form 10-K (without exhibits) to any stockholder upon written request to David M. Glasgow, Secretary of the Company, 13800 Montfort Drive, Suite 300, Dallas, Texas 75240.

                       By Order of the Board of Directors,



                                                     David M. Glasgow
                                                     SECRETARY